Exhibit 99(a)

NEWS RELEASE

Cliffs Natural Resources Inc. Reports Second-Quarter 2011 Results

•	Revenue Increases 52% over Last Year to a Second-Quarter Record of $1.8 Billion

•	Net Income Reaches $408 Million, Up 57% to $2.92 Per Diluted Share

•	Year-to-Date Cash from Operations Reaches $725 Million

•	Company Reports New North America Iron Ore Segments: U.S. Iron Ore and Eastern Canadian Iron Ore

CLEVELAND—July 27, 2011—Cliffs Natural Resources Inc. (NYSE: CLF) (Paris: CLF) today reported second-quarter results for the period ended June 30, 2011. Consolidated revenues were up 52% for the second quarter to a record $1.8 billion, from $1.2 billion in the same quarter last year. Operating income for the second quarter was $617 million, an increase of 69% from the comparable quarter in 2010. Second-quarter 2011 net income attributable to Cliffs’ common shareholders was $408 million, or $2.92 per diluted share, up from $261 million, or $1.92 per diluted share, in the second quarter of 2010. The year-over-year improvements were driven by higher pricing in the Company’s iron ore business segments, along with incremental sales from Cliffs’ recently acquired Bloom Lake operations in Eastern Canada.

Joseph A. Carrabba, Cliffs’ chairman, president and chief executive officer, said, “During the quarter, we successfully completed the acquisition of Consolidated Thompson and are on track to quickly integrate the operations. Recently, we announced a third-phase expansion at Bloom Lake, which is expected to increase annual production capacity to 24 million tons by 2015 to 2016. In addition, Bloom Lake’s annualized ramp up to 8 million tons and 16 million tons is on track to be completed by 2011 and 2013, respectively. Although we have operated Bloom Lake Mine for less than a quarter, its performance has been strong and we look forward to expanding our production profile in Eastern Canada.”

As a result of the recent acquisition of Consolidated Thompson, Cliffs has reorganized its reportable business segments into: U.S. Iron Ore, Eastern Canadian Iron Ore, Asia Pacific Iron

CLIFFS NATURAL RESOURCES INC.  •  200 PUBLIC SQUARE  •  SUITE 3300  •  CLEVELAND, OH 44114-2544

Ore and North American Coal. Cliffs’ U.S. Iron Ore segment now includes tons sold from the Company’s iron ore operations in the United States: Empire Mine, Tilden Mine, Northshore Mining, United Taconite and Hibbing Taconite. Cliffs’ Eastern Canadian Iron Ore segment now includes tons sold from the Company’s iron ore mines in Canada: Wabush Mines and the Bloom Lake Mine. The segment reporting and outlook below are reflective of the aforementioned reorganization.

U.S. Iron Ore

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011 (1)	2010
Volumes - In Thousands of Long Tons
Total sales volume	5,762	5,858	8,581	9,612
Cliffs’ share of total production volume	6,161	4,940	11,321	9,487

Sales Margin - In Millions
Revenues from product sales and services	$885.2	$604.0	$1,395.3	$988.4
Cost of goods sold and operating expenses	444.1	424.2	592.9	707.0

Sales margin	$441.1	$179.8	$802.4	$281.4

Sales Margin - Per Long Ton
Revenues from product sales and services*	$137.80	$93.55	$147.20	$92.42
Cash cost**	57.39	59.61	49.09	60.28
Depreciation, depletion and amortization	3.85	3.24	4.60	2.86

Cost of goods sold and operating expenses*	61.24	62.85	53.69	63.14

Sales margin	$76.56	$30.70	$93.51	$29.28

*	Excludes revenues and expenses related to freight, which are offsetting and have no impact on sales margin.
**	Cash cost per ton is defined as cost of goods sold and operating expenses per ton less depreciation, depletion and amortization per ton.
(1)	2011 first-half revenues and cost of goods sold include a benefit of $105 million and $54 million, respectively, related to retroactive adjustments for tons shipped in 2010 and 2009 as part of a previously disclosed arbitration and litigation settlement.

Second-quarter 2011 U.S. Iron Ore pellet sales volume was virtually flat at 5.8 million tons, compared with 5.9 million tons sold in the second quarter of 2010.

U.S. Iron Ore second-quarter 2011 revenues per ton were $137.80, up 47% from $93.55 in the prior year’s second quarter. The increase was driven by stronger year-over-year iron ore pricing and the change in pricing mechanisms contained in certain supply contracts that provide more exposure to seaborne iron ore pricing. Cliffs’ supply contracts have historically contained formula-based pricing mechanisms that have less exposure to seaborne iron ore pricing.

Cash cost per ton in U.S. Iron Ore was $57.39, down 4% from $59.61 in the year-ago quarter. The decrease was driven primarily by lower maintenance costs during the 2011 second quarter compared with the same quarter in 2010.

CLIFFS NATURAL RESOURCES INC.  •  200 PUBLIC SQUARE  •  SUITE 3300  •  CLEVELAND, OH 44114-2544

Eastern Canadian Iron Ore

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Volumes - In Thousands of Metric Tons
Total sales volume	1,679	756	2,416	1,358
Total production volume	1,867	1,056	2,721	1,869

Sales Margin - In Millions
Revenues from product sales and services	$297.6	$110.8	$424.9	$183.7
Cost of goods sold and operating expenses	229.1	82.1	321.9	147.0

Sales margin	$68.5	$28.7	$103.0	$36.7

Sales Margin - Per Metric Ton
Revenues from product sales and services	$177.25	$146.56	$175.87	$135.27
Cash cost*	89.70	92.72	96.69	84.46
Inventory step-up	28.83	1.19	20.03	4.93
Depreciation, depletion and amortization and other non-cash costs	17.93	14.68	16.51	18.85

Cost of goods sold and operating expenses*	136.46	108.59	133.23	108.24

Sales margin	$40.79	$37.97	$42.64	$27.03

*	Cash cost per ton is defined as cost of goods sold and operating expenses per ton less inventory step-up costs, purchase price adjustments, and depreciation, depletion and amortization per ton.

Second-quarter 2011 Eastern Canadian Iron Ore sales volume was 1.7 million tons, a 122% increase from the 756,000 tons sold in second-quarter 2010. The increase was primarily driven by approximately 900,000 tons of incremental sales volume of iron ore concentrate from the Bloom Lake Mine, which, as indicated above, was acquired in May 2011. Cliffs’ second-quarter 2011 incremental sales volume from Bloom Lake Mine is reported on a 100% basis and comprised of iron ore concentrate sales volume generated from May 12, 2011, the acquisition close date, to quarter end.

Eastern Canadian Iron Ore second-quarter 2011 revenues per ton were $177.25, up 21% from $146.56 in the prior year’s second quarter. The increase was driven by stronger year-over-year seaborne pricing for iron ore and the successful marketing of iron ore concentrate from Bloom Lake Mine.

Cash cost per ton in Eastern Canadian Iron Ore was $89.70, down 3% from $92.72 in the year-ago quarter. The decrease was driven by lower cash costs from Bloom Lake Mine, partially offset by higher spending, stripping costs, transportation rates and royalties. Cliffs also indicated that, during the quarter, the Company incurred a non-cash, non-recurring step-up expense of approximately $48 million related to Bloom Lake Mine’s inventory.

CLIFFS NATURAL RESOURCES INC.  •  200 PUBLIC SQUARE  •  SUITE 3300  •  CLEVELAND, OH 44114-2544

Asia Pacific Iron Ore

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010 (1)	2011	2010
Volumes - In Thousands of Metric Tons
Total sales volume	2,201	2,216	4,422	4,322
Total production volume	2,289	2,152	4,356	4,231

Sales Margin - In Millions
Revenues from product sales and services	$381.6	$272.7	$727.0	$468.9
Cost of goods sold and operating expenses	176.6	137.9	326.2	256.1

Sales margin	$205.0	$134.8	$400.8	$212.8

Sales Margin - Per Metric Ton
Revenues from product sales and services	$173.38	$123.06	$164.41	$108.49
Cash cost*	68.92	44.04	62.71	43.94
Depreciation, depletion and amortization	11.31	18.19	11.06	15.32

Cost of goods sold and operating expenses	80.23	62.23	73.77	59.26

Sales margin	$93.15	$60.83	$90.64	$49.23

*	Cash cost per metric ton is defined as cost of goods sold and operating expenses per metric ton less depreciation, depletion and amortization per metric ton.
(1)	2010 Revenue, cost of goods sold and all per-ton figures have been adjusted downwardly for approximately $37 million of revenue and $2.4 million of additional cost related to first-quarter 2010 retroactive adjustments for final first-quarter 2010 iron ore lump and fines pricing.

Second-quarter 2011 Asia Pacific Iron Ore sales volume was flat at 2.2 million tons, compared with 2010’s second quarter.

Revenue per ton for second-quarter 2011 increased 41% to $173.38, from $123.06 in last year’s second quarter. The increase was driven by stronger year-over-year seaborne pricing for iron ore and 2011 pricing mechanisms that are more reflective of current-market prices. During the second quarter of 2010, the industry was in the midst of a transition from what was historically an annual international benchmark pricing system for seaborne iron ore products. As a result, Cliffs utilized certain quarterly pricing mechanisms adopted by major Australian producers during 2010’s first quarter. Since then, Cliffs has moved the majority of customers served by its Asia Pacific Iron Ore business segment to pricing mechanisms more closely correlated with current-market prices.

Cash cost per ton in Asia Pacific Iron Ore increased 56% to $68.92 in second-quarter 2011 from $44.04 in last year’s comparable quarter. The increase was primarily due to unfavorable foreign exchange rates, accelerated mining costs related to expansion, increased stripping requirements and higher royalty expenses from the year-ago quarter.

CLIFFS NATURAL RESOURCES INC.  •  200 PUBLIC SQUARE  •  SUITE 3300  •  CLEVELAND, OH 44114-2544

North American Coal

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Volumes - In Thousands of Short Tons
Total sales volume	1,264	719	2,523	1,381
Total production volume	1,106	784	2,461	1,458

Sales Margin - In Millions
Revenues from product sales and services	$159.7	$116.2	$324.7	$197.3
Cost of goods sold and operating expenses	174.5	93.2	342.4	184.9

Sales margin	$(14.8)	$23.0	$(17.7)	$12.4

Sales Margin - Per Short Ton
Revenues from product sales and services*	$118.75	$144.65	$121.28	$125.34
Cash cost**	114.00	96.94	111.49	99.71
Depreciation, depletion and amortization	16.46	15.72	16.81	16.65

Cost of goods sold and operating expenses*	130.46	112.66	128.30	116.36

Sales margin	$(11.71)	$31.99	$(7.02)	$8.98

*	Excludes revenues and expenses related to freight, which are offsetting and have no impact on sales margin.
**	Cash cost per ton is defined as cost of goods sold and operating expenses per ton less depreciation, depletion and amortization and other non-cash expenses per ton.

For the second quarter of 2011, North American Coal sales volume was 1.3 million tons, a 76% increase from the 719,000 tons sold in the prior year’s comparable quarter. The increase was primarily driven by 770,000 tons of incremental sales volume from the West Virginia coal operations of INR Energy, which Cliffs acquired in mid-2010. Offsetting the increase were lower sales volumes from Cliffs’ longwall mining operations, Pinnacle and Oak Grove mines.

As previously disclosed, severe weather, including a tornado, resulted in significant damage to Oak Grove Mine’s preparation plant and overland conveyor system. By quarter end, the overland conveyor system was essentially repaired, and the preparation plant refurbishment work is ongoing. Oak Grove Mine’s underground operations are fully functional, enabling the Company to stockpile raw coal until construction to restore the preparation plant is completed. Cliffs anticipates sales to customers will resume in the latter part of fourth-quarter 2011.

Also during the quarter and as previously disclosed, carbon monoxide was detected in a section of Pinnacle Mine. On June 26, 2011, Cliffs said the Mine Safety and Health Administration (MSHA) and other regulators denied a submitted plan designed to address the detected levels of carbon monoxide. The Company continues to evaluate various options and has appealed the regulatory agencies’ decision. Unless other options prove effective, Cliffs does not expect longwall operations to resume at Pinnacle Mine prior to the fourth quarter. However, the Company indicated that it expects to begin continuous mining operations and mine development work in early August.

CLIFFS NATURAL RESOURCES INC.  •  200 PUBLIC SQUARE  •  SUITE 3300  •  CLEVELAND, OH 44114-2544

North American Coal’s second-quarter 2011 revenue per ton decreased 18% to $118.75, compared with the second quarter of 2010. Cliffs indicated the decline in revenue per ton was driven by product sales mix. The second-quarter 2011 revenue rate was comprised of a mix of low-volatile and high-volatile metallurgical coal, along with thermal coal. Second-quarter 2010 product sales mix was comprised solely of premium low-volatile metallurgical coal.

Cash cost per ton increased 18% to $114.00 from $96.94 in the comparable quarter last year. The higher cost per ton is primarily attributed to lower fixed-cost leverage as the result of the production challenges indicated above. Cliffs estimated the production challenges resulted in approximately $30 per ton of additional costs during the second quarter of 2011.

Sonoma Coal and Amapá

In the second quarter of 2011, Cliffs’ share of sales volume for its 45% economic interest in Sonoma Coal was 481,000 tons. Revenues and sales margin generated for Cliffs were $83 million and $32.3 million, respectively. Revenue per ton at Sonoma was $171.80, with cash costs of $93.86 per ton.

Cliffs has a 30% ownership interest in Amapá, an iron ore operation in Brazil. During the second quarter of 2011, Amapá produced approximately 1.2 million tons and earned equity income of $7.7 million for Cliffs’ share of the operation.

Capital Structure, Cash Flow and Liquidity

At quarter end, Cliffs had $238 million of cash and cash equivalents, $3.9 billion in long-term debt and no borrowings drawn on its $600 million revolving credit facility.

For the quarter, Cliffs reported depreciation, depletion and amortization of $105 million and generated $618 million in cash from operations.

Outlook

As a result of the current economic environment, including continued growth in Chinese steel production and steady blast furnace utilization rates in Europe and North America, Cliffs expects demand for its products to remain steady through the remainder of 2011. With a growing production profile, Cliffs is well positioned to generate significant cash flows through 2011 and beyond.

CLIFFS NATURAL RESOURCES INC.  •  200 PUBLIC SQUARE  •  SUITE 3300  •  CLEVELAND, OH 44114-2544

U.S. Iron Ore Outlook (Long tons)

For 2011, the Company expects sales volume of approximately 25 million tons in U.S. Iron Ore. U.S. Iron Ore revenue per ton is expected to be $130 - $135, based on the following assumptions:

•	The June 30, 2011, Platts 62% iron ore spot price of $171 per ton (C.F.R. China) is maintained for the remainder of 2011;

•	2011 U.S. blast furnace utilization of approximately 75%; and

•	2011 average hot rolled steel pricing of $700 - $750 per ton.

The revenue-per-ton expectation includes approximately $4 per ton related to retroactive price increases agreed to in 2011 for tons shipped in prior years under the aforementioned negotiated settlement with one of Cliffs’ customers. In addition, the revenue-per-ton expectation also considers various contract provisions, lag-year adjustments and pricing caps and floors contained in certain supply agreements. Actual realized revenue per ton for the full year will depend on iron ore price changes, customer mix, production input costs and/or steel prices (all factors contained in certain of Cliffs’ supply agreements.)

Cliffs expects its U.S. Iron Ore 2011 production volume to be approximately 23 million tons and cash cost per ton of $55 - $60. For 2011, depreciation, depletion and amortization is expected to be $3 per ton.

Eastern Canadian Iron Ore Outlook (Metric Tons, F.O.B. Eastern Canada)

For 2011, the Company expects sales volume to be approximately 9 million tons and production volume to be 8.8 million tons in Eastern Canadian Iron Ore. Cliffs’ 2011 Eastern Canadian Iron Ore revenue-per-ton outlook is $170 - $175, assuming the following:

•	The June 30, 2011, Platts 62% iron ore spot price of $171 per ton (C.F.R. China) is maintained for the remainder of 2011; and

•	A product mix of approximately 55% concentrate and 45% pellets.

Full-year 2011 Eastern Canadian Iron Ore cash cost per ton is expected to be approximately $85 - $90. Cliffs anticipates non-cash inventory step-up costs of approximately $5 - $10 per ton and depreciation, depletion and amortization of approximately $15 per ton for full-year 2011.

Asia Pacific Iron Ore Outlook (Metric tons, F.O.B. the port)

As a result of recently resolved labor disputes at the Port of Esperance, the Company is reducing its 2011 Asia Pacific Iron Ore sales volume expectation to 8.8 million tons from 9 million tons. Cliffs’ full-year 2011 production volume expectation will remain at 9 million tons. Cliffs’ 2011 Asia Pacific Iron Ore revenue-per-ton outlook is $160 - $165, assuming the following:

•	The June 30, 2011, Platts 62% iron ore spot price of $171 per ton (C.F.R. China) is maintained for the remainder of 2011; and

CLIFFS NATURAL RESOURCES INC.  •  200 PUBLIC SQUARE  •  SUITE 3300  •  CLEVELAND, OH 44114-2544

•	A product mix of approximately 50% lump and 50% fines iron ore.

Full-year 2011 Asia Pacific Iron Ore cash cost per ton is expected to be approximately $60 - $65. Cliffs anticipates depreciation, depletion and amortization to be approximately $12 per ton for full-year 2011.

North American Coal Outlook (Short tons, F.O.B. the mine)

Cliffs said it is decreasing its 2011 North American Coal sales volume expectation to approximately 4.5 million tons from its previous expectation of 5.1 million tons. Sales volume mix is anticipated to be 1.4 million tons of high-volatile metallurgical coal and 1.8 million tons of low-volatile metallurgical coal, with thermal coal making up the remainder of the expected sales volume. Full-year 2011 production volume is expected to be 5.4 million tons.

Cliffs has revised its North American Coal 2011 revenue-per-ton expectation to $120 - $125 and cash cost per ton expectation to approximately $110 - $115. Full-year 2011 depreciation, depletion and amortization is expected to be approximately $20 per ton.

The following table provides a summary of Cliffs’ 2011 guidance for its four business segments:

	2011 Outlook Summary
	U.S. Iron Ore (1)	Eastern Canadian Iron Ore (2)	North American Iron Ore (1)	Bloom Lake Iron Ore (2)	Asia Pacific Iron Ore (3)		North American Coal (4)
	Current Outlook	Current Outlook	Previous Outlook	Previous Outlook	Current Outlook	Previous Outlook	Current Outlook	Previous Outlook
Sales volume (million tons)	25	9	29	4.8	8.8	9	4.5	5.1

Revenue per ton	$130 - $135	$170 - $175	$140 - $145	$170 - $175	$160 - $165	$165 - $170	$120 - $125	$125 - $130

Cash cost per ton	$55 - $60	$85 - $90	$60 - $65	$50 - $55	$60 - $65	$59 - $64	$110 - $115	$90 - $95

DD&A per ton	$3	$15	$5	$10	$12	$11	$20	$20

(1)	U.S. Iron Ore tons and North American Iron Ore tons are reported in long tons.
(2)	Eastern Canadian lron Ore and Bloom Lake Iron Ore tons are reported in metric tons, F.O.B. Eastern Canada.
(3)	Asia Pacific Iron Ore tons are reported in metric tons, F.O.B. the port.
(4)	North American Coal tons are reported in short tons, F.O.B. the mine.

Outlook for Sonoma Coal and Amapá (Metric tons, F.O.B. the port)

Cliffs has a 45% economic interest in Sonoma Coal. For 2011, the Company is maintaining its sales volume expectation of 1.2 million tons. The approximate product mix is expected to be two-thirds thermal coal and one-third metallurgical coal. Cliffs is increasing its full-year 2011 production volume expectation to 1.4 million tons from its previous expectation of 1.2 million tons. Cash cost per ton is expected to be $90 - $95. For 2011, depreciation, depletion and amortization is expected to be $14 per ton.

CLIFFS NATURAL RESOURCES INC.  •  200 PUBLIC SQUARE  •  SUITE 3300  •  CLEVELAND, OH 44114-2544

Cliffs expects Amapá to contribute over $35 million in equity income in 2011.

SG&A Expenses

For 2011, Cliffs is increasing its SG&A expenses expectation to approximately $240 million from its previous expectation of $200 million. The Company indicated the increase is primarily driven by approximately $27 million in non-recurring acquisition costs and additional SG&A expenses resulting from the Consolidated Thompson acquisition.

Other Expectations

The Company expects to incur the following growth-related cash outflows:

•	Approximately $65 million to $70 million related to its global exploration activities; and

•	Approximately $45 million related to its chromite project in Ontario, Canada.

Also, Cliffs anticipates it will incur the following profit-related cash outflows:

•	Approximately $25 million related to Sonoma Coal partner profit sharing; and

•	Approximately $15 million related to Bloom Lake sales commissions.

The Company anticipates a full-year tax rate of approximately 26% for 2011. Cliffs is increasing its expectation for full-year 2011 depreciation, depletion and amortization to $440 million from $360 million. The increase is driven by additional depreciation, depletion and amortization from Bloom Lake.

2011 Capital Budget Update and Other Uses of Cash

For 2011, based on the above outlook, Cliffs would generate an anticipated $2.6 billion in cash from operations.

Cliffs is maintaining its 2011 capital expenditures budget of approximately $1 billion, comprised of approximately $300 million in sustaining capital and $700 million in growth and expansion capital.

Cliffs will host a conference call to discuss its second-quarter 2011 results tomorrow, July 28, 2011, at 10 a.m. ET. The call will be broadcast live and archived on Cliffs’ website: www.cliffsnaturalresources.com.

CLIFFS NATURAL RESOURCES INC.  •  200 PUBLIC SQUARE  •  SUITE 3300  •  CLEVELAND, OH 44114-2544

About Cliffs Natural Resources Inc.

Cliffs Natural Resources Inc. is an international mining and natural resources company. A member of the S&P 500 Index, the Company is a major global iron ore producer and a significant producer of high- and low-volatile metallurgical coal. Cliffs’ strategy is to continually achieve greater scale and diversification in the mining industry through a focus on serving the world’s largest and fastest growing steel markets. Driven by the core values of social, environmental and capital stewardship, Cliffs associates across the globe endeavor to provide all stakeholders operating and financial transparency.

The Company is organized through a global commercial group responsible for sales and delivery of Cliffs products and a global operations group responsible for the production of the minerals the Company markets. Cliffs operates iron ore and coal mines in North America and two iron ore mining complexes in Western Australia. The Company also has a 45% economic interest in a coking and thermal coal mine in Queensland, Australia. In addition, Cliffs has a major chromite project, in the pre-feasibility stage of development, located in Ontario, Canada.

News releases and other information on the Company are available on the Internet at: http://www.cliffsnaturalresources.com

‘Safe Harbor’ Statement under the Private Securities Litigation Reform Act of 1995

This news release contains predictive statements that are intended to be made as ‘forward-looking’ within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risk and uncertainties including, that the integration of Consolidated Thompson proceeds without proving to be more difficult, time consuming or costly than expected; that production increases at Bloom Lake proceed as currently expected and that revenues and costs of production are consistent with current expectations.

Actual results may differ materially from such statements for a variety of reasons, including: the uncertainty or weakness in global economic and/or market conditions, including any related impact on prices; trends affecting our financial condition, results of operations or future prospects; Cliffs’ ability to achieve the synergies and the strategic and other objectives related to the acquisition of Consolidated Thompson; the outcome of any contractual disputes with our customers or significant suppliers of energy, materials or services; our ability to successfully complete the repair and refurbishment work at the Oak Grove Mine in the expected time frame; the amount and timing of any insurance recovery proceeds with respect to Oak Grove Mine; our ability to successfully remediate carbon monoxide levels at Pinnacle Mine; the outcome of any arbitration or litigation; changes in the sales volumes or mix; the impact of price-adjustment factors on our sales contracts; availability of capital equipment and component parts; the failure of plant, equipment or processes to operate as anticipated; the ability of our customers to meet their obligations to us on a timely basis or at all; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets; the business of the acquired companies not being integrated successfully or such integration proving more difficult, time consuming or costly than expected, including the integration of Consolidated Thompson; our ability to obtain any permits, approvals, modifications or other authorization of, or from, any governmental or regulatory entity; the ability to achieve planned production rates or levels; our actual economic ore reserves; reductions in current resource estimates; impacts of increasing governmental regulation, including failure to receive or maintain required environmental permits; the ability to maintain adequate liquidity and successfully implement our financing plans; and problems or uncertainties with productivity, third-party contractors, labor disputes, weather conditions, natural disasters, tons mined, changes in cost factors, the supply or price of energy, transportation, mine-closure obligations and employee benefit costs and other risks of the mining industry.

CLIFFS NATURAL RESOURCES INC.  •  200 PUBLIC SQUARE  •  SUITE 3300  •  CLEVELAND, OH 44114-2544

Reference is also made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, set forth in our Annual Report and Reports on Form 10-K and Form 10-Q and previous news releases filed with the Securities and Exchange Commission, which are publicly available on Cliffs Natural Resources’ website. The information contained in this document speaks as of the date of this news release and may be superseded by subsequent events. Except as may be required by applicable securities laws, we do not undertake any obligation to revise or update any forward-looking statements contained in this press release.

SOURCE: Cliffs Natural Resources Inc.

GLOBAL COMMUNICATIONS AND INVESTOR RELATIONS CONTACTS:

Steve Baisden

Vice President, Investor Relations and Communications

(216) 694-5280

Jessica Moran

Manager, Investor Relations

(216) 694-6532

Patricia Persico

Sr. Manager, Media Relations and Marketing Communications

(216) 694-5316

FINANCIAL TABLES FOLLOW

# # #

CLIFFS NATURAL RESOURCES INC.  •  200 PUBLIC SQUARE  •  SUITE 3300  •  CLEVELAND, OH 44114-2544

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES

STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED OPERATIONS

	(In Millions, Except Per Share Amounts)
	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
REVENUES FROM PRODUCT SALES AND SERVICES
Product	$1,705.0	$1,116.2	$2,838.0	$1,787.7
Freight and venture partners’ cost reimbursements	100.8	68.1	151.0	124.3

	1,805.8	1,184.3	2,989.0	1,912.0
COST OF GOODS SOLD AND OPERATING EXPENSES	(1,075.0)	(769.6)	(1,659.5)	(1,347.3)

SALES MARGIN	730.8	414.7	1,329.5	564.7
OTHER OPERATING INCOME (EXPENSE)
Selling, general and administrative expenses	(69.5)	(42.5)	(115.3)	(86.9)
Consolidated Thompson acquisition costs	(18.0)	—	(22.9)	—
Exploration costs	(18.2)	(7.7)	(28.8)	(9.3)
Miscellaneous - net	(8.2)	1.3	(4.4)	10.7

	(113.9)	(48.9)	(171.4)	(85.5)

OPERATING INCOME (LOSS)	616.9	365.8	1,158.1	479.2
OTHER INCOME (EXPENSE)
Gain on acquisition of controlling interests	—	—	—	38.6
Changes in fair value of foreign currency contracts, net	50.4	(10.0)	106.7	(7.7)
Interest income	2.4	2.7	4.9	5.1
Interest expense	(81.0)	(13.3)	(119.2)	(23.5)
Other non-operating income	0.5	6.5	1.0	7.2

	(27.7)	(14.1)	(6.6)	19.7

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND EQUITY INCOME (LOSS) FROM VENTURES	589.2	351.7	1,151.5	498.9
INCOME TAX EXPENSE	(151.9)	(99.3)	(293.9)	(165.7)
EQUITY INCOME (LOSS) FROM VENTURES	(11.3)	8.2	(8.3)	4.8

NET INCOME	426.0	260.6	849.3	338.0
LESS: INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTEREST	18.3	(0.1)	18.2	(0.1)

NET INCOME ATTRIBUTABLE TO CLIFFS SHAREHOLDERS	$407.7	$260.7	$831.1	$338.1

EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - BASIC	$2.93	$1.93	$6.06	$2.50

EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - DILUTED	$2.92	$1.92	$6.02	$2.49

AVERAGE NUMBER OF SHARES (IN THOUSANDS)
Basic	139,000	135,319	137,243	135,247
Diluted	139,783	136,134	137,987	136,041

CLIFFS NATURAL RESOURCES INC.  •  200 PUBLIC SQUARE  •  SUITE 3300  •  CLEVELAND, OH 44114-2544

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES

STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED FINANCIAL POSITION

	(In Millions)
	June 30, 2011	December 31, 2010
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$238.1	$1,566.7
Accounts receivable	317.2	352.3
Accounts receivable from associated companies	70.5	6.8
Inventories	605.3	269.2
Supplies and other inventories	156.9	148.1
Derivative assets	110.2	82.6
Deferred and refundable taxes	38.0	43.2
Other current assets	152.1	114.8

TOTAL CURRENT ASSETS	1,688.3	2,583.7

PROPERTY, PLANT AND EQUIPMENT, NET	9,802.4	3,979.2

OTHER ASSETS
Investments in ventures	509.4	514.8
Goodwill	1,227.3	196.5
Intangible assets, net	159.5	175.8
Deferred income taxes	54.2	140.3
Other non-current assets	230.6	187.9

TOTAL OTHER ASSETS	2,181.0	1,215.3

TOTAL ASSETS	$13,671.7	$7,778.2

LIABILITIES
CURRENT LIABILITIES
Accounts payable	$306.9	$266.5
Accrued expenses	361.6	266.6
Deferred revenue	141.2	215.6
Taxes payable	140.3	142.3
Current portion of term loan	62.5	—
Other current liabilities	178.5	137.7

TOTAL CURRENT LIABILITIES	1,191.0	1,028.7
POSTEMPLOYMENT BENEFIT LIABILITIES	490.9	528.0
LONG-TERM DEBT	3,898.8	1,713.1
BELOW-MARKET SALES CONTRACTS	145.1	164.4
ENVIRONMENTAL AND MINE CLOSURE OBLIGATIONS	207.5	184.9
DEFERRED INCOME TAXES	890.1	63.7
OTHER LIABILITIES	328.3	256.7

TOTAL LIABILITIES	7,151.7	3,939.5
EQUITY
CLIFFS SHAREHOLDERS’ EQUITY	5,546.2	3,845.9
NONCONTROLLING INTEREST	973.8	(7.2)

TOTAL EQUITY	6,520.0	3,838.7

TOTAL LIABILITIES AND EQUITY	$13,671.7	$7,778.2

CLIFFS NATURAL RESOURCES INC.  •  200 PUBLIC SQUARE  •  SUITE 3300  •  CLEVELAND, OH 44114-2544